Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-63249) of The Burlington Northern and Santa Fe Railway Company of our report dated July 6, 2004 relating to the financial statements of The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

July 9, 2004